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                                                                    EXHIBIT 3.10

                          KMC TELECOM HOLDINGS, INC.

                        CERTIFICATE OF AMENDMENT TO THE
                   CERTIFICATE OF THE POWERS, DESIGNATIONS,
                    PREFERENCES AND RIGHTS OF THE SERIES A
                       CUMULATIVE CONVERTIBLE PREFERRED
                        STOCK, PAR VALUE $.01 PER SHARE

                    Pursuant to Sections 141 and 242 of the
               General Corporation Law of the State of Delaware

                  As contemplated by Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the following resolution was duly adopted by the Board of Directors of KMC Telecom Holdings, Inc., a Delaware corporation (the "Corporation"), by unanimous written consent, dated July 5, 2000:

                  WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation of the Corporation, to propose by resolution or resolutions for the amendment of outstanding series of preferred stock, par value $.01 per share, of the Corporation, to contain such voting powers, full or limited, or without voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the amendment thereof adopted by the Board of Directors, and as are not stated and expressed in the Amended and Restated Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the DGCL.

                  WHEREAS, the Board of Directors of the Corporation, pursuant to its authority under Section 242 of the DGCL, deems it advisable to further amend the terms of the Certificate
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of Powers, Designations, Preferences and Rights of the Series A Cumulative
Convertible Preferred Stock, Par Value $.01 per Share, as previously amended to date (the "Certificate of Designation").

                  WHEREAS, the holders of two-thirds of the shares of Series A Preferred Stock outstanding, voting as a separate class, have approved the amendment of the terms of the Certificate of Designation as set forth herein. Unless defined otherwise herein, all capitalized terms shall have the meaning given to them in the Certificate of Designation.

                  NOW, THEREFORE, BE IT RESOLVED:

1.         Voting Rights.  Section 6(c)(i) of the Certificate of Designation is
           --------------
deleted in its entirety and replaced with the following:

         "(i) increase the number of shares of Series A Preferred Stock issued or authorized for issuance;".

2.       Definitions.  Section 10 of the Certificate of Designation is amended
         -----------
as follows:

         (a) The definition of "Senior Preferred Stock" is deleted in its entirety and replaced with the following:

                  "Senior Preferred Stock" means, collectively, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and any other series of preferred stock which is determined to be "Senior Preferred Stock" by the Directors; provided that, no Capital Stock shall be designated as such without the consent of the majority of the holders of Series A Preferred Stock.

         (b) The definition of "Shareholders Agreement" is deleted in its entirety and replaced with the following:

                  "Shareholders Agreement" means the Amended and Restated Stockholders Agreement among KMC Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS Partners I L.L.C., Harold N. Kamine, KMC Telecommunications L.P., AT&T Credit Corporation, General Electric Capital Corporation, Corestates Bank, N.A. and Corestates Holdings, Inc., dated as of October 31, 1997, as amended by Amendment No. 1, dated as of January 7, 1998, to the Amended and Restated Stockholders Agreement dated as of October 31, 1997, Amendment No. 2, dated as of January 26, 1998, to the Amended and Restated Stockholders Agreement, dated as of October 31, 1997, Amendment No. 3, dated as of February 25, 1998, to the Amended and Restated Stockholders Agreement, dated as of October 31, 1997, Amendment No. 4, dated as of February 4, 1999, to the
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                  Amended and Restated Stockholders Agreement dated as of
                  October 31, 1997, Amendment No. 5, dated as of April 30, 1999, to the Amended and Restated Stockholders Agreement dated as of October 31, 1997, Amendment No. 6 dated as of June 1, 1999 to be Amended and Restated Stockholders Agreement dated October 31, 1997, Amendment No. 7 dated as of January 1, 2000 to the Amended and Restated Stockholders Agreement dated October 3, 1997, Amendment No. 8 dated as of April 1, 2000 to the Amended and Restated Stockholders Agreement dated October 31, 1997 and Amendment No. 9 dated as of June 30, 2000 to the Amended and Restated Stockholders Agreement dated October 31, 1997.


         (c)      The following definition is added:

                  "Series G Preferred Stock" means, collectively, the Corporation's Series G-1 Voting Convertible Preferred Stock and Series G-2 Non-Voting Convertible Preferred Stock, each par value, $.01 per share.
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                  IN WITNESS WHEREOF, KMC TELECOM HOLDINGS, INC has caused this certificate to be duty executed by its Executive Vice President and Chief Financial Officer this 7th day of July, 2000.

                                  KMC TELECOM HOLDINGS, INC.


                                  By:      /s/ William H. Stewart
                                           ----------------------
                                  Name:    William H. Stewart
                                  Title:   Executive Vice President and Chief
                                           Financial Officer



Signature Page to the
Certificate of
Amendment to the
Certificate of
Designations
-- Series A